Exhibit 99.1

Constitution Mining Announces Termination of Nevada Property acquisition

Lima, Peru – September 27, 2010 - Constitution Mining Corp. (CMIN.OB) reports that the Company and Seabridge Gold have mutually agreed to terminate the Asset Purchase Agreement to purchase 30 gold properties consisting of approximately 2,141 claims located in Nevada. The Agreement to acquire these claims was entered into between the parties on April 1, 2010 and subsequently amended to include an extension of the termination date of the Asset Purchase Agreement to September 30th, 2010. The closing of the Agreement has been mutually terminated by the parties.

Constitution Mining Chairman, Mr. Pat Gorman stated, “The termination of the agreement has been discussed and is agreeable with Seabridge. We came to the common conclusion that the deal would not be beneficial for both companies. At this time, Constitution will concentrate its attention and resources on its Peruvian Gold Sands properties. Additionally, Seabridge Gold has indicated it is willing to re-enter an agreement to sell the properties to us at a later date”

About Constitution Mining Corp. (CMIN.OB)

The Company's goal is to locate large-scale commercially viable gold deposits and continuously increase the amount of gold underlying its outstanding shares. The Company is interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Peru

The first and most active project is in the Gold Sands region of Peru where the Company holds options on 461 square kilometers (178 square miles) of mining property, the largest such block in the district. These Gold Sands were laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing it in the loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled during CMIN's 26-hole Phase I exploratory drill program indicate the presence of significant alluvial gold. The Company is now actively engaged in conducting a Phase II drill program focused on grid drilling a 2.5 square kilometer region. While the results from the Phase I drill program and the initial results of the Phase II, 100-hole drill program are highly favorable, further results are needed to determine the full feasibility of the project.

The full implementation of these programs will require the Company to secure additional financing.

Further information about Constitution Mining Corp may be found at:
http://www.ConstitutionMining.com.

On behalf of the Board:

Dr. Michael Stocker - CEO
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:
North America Toll Free :     800-215-0811
         Direct Dial:     360-339-7309

Email:  Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use  in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law,   Constitution Mining Corp. and  its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.